Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Fourth Quarter and Year End 2013 Results (Unaudited)

Fourth Quarter 2013 Summary

·	Net income of $0.24 per diluted share
·	Net interest margin expands to 4.32%
·	Total loans increased 9%
·	Strong organic growth driven by unique, high-performing sales culture
·	Nonperforming assets to total assets at 0.20%
·	Tangible book value per share increased $0.25 to $9.08

Irvine, Calif., January 22, 2014 -- Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the fourth quarter of 2013 of $4.2 million or $0.24 per share on a diluted basis, compared with $3.1 million, or $0.18 per share on a diluted basis for the third quarter of 2013, and $3.8 million, or $0.32 per share on a diluted basis, for the fourth quarter of 2012.

For 2013, including one-time merger-related expenses of $5.0 million associated with the acquisition of San Diego Trust Bank (“San Diego Trust”) and $1.7 million associated with the acquisition of First Associations Bank (“First Associations”), the Company recorded net income of $9.0 million or $0.54 per share on a diluted basis.  For 2012, including a non-recurring bargain purchase gain of $5.3 million and non-recurring merger-related expenses of $500,000 associated with the Palm Desert National Bank (“Palm Desert National”) acquisition from the Federal Deposit Insurance Corporation (“FDIC”) as receiver, the Company recorded net income of $15.8 million or $1.44 per diluted share.

For 2013, the Company reported adjusted net income of $13.3 million or $0.80 per share on a diluted basis, before non-recurring merger-related expenses, compared with an adjusted $12.8 million or $1.17 per share on a diluted basis, for 2012, before non-recurring bargain purchase gain and merger-related expenses.  Although the Company’s adjusted net income increased for 2013 as compared to its adjusted net income for 2012, the Company’s adjusted net income per share decreased during the period as a result of the increase in the issued and outstanding shares of Company common stock from 13,661,648 shares at December 31, 2012 to 16,656,279 shares at December 31, 2013, which increase was primarily due to the issuance of shares in connection with the acquisitions of San Diego Trust and First Associations.

For the three months ended December 31, 2013, the Company’s return on average assets was 1.05% and return on average equity was 9.69%, compared with a return on average assets of 0.78% and a return on average equity of 7.29% for the three months ended September 30, 2013 and a return on average assets of 1.42% and a return on average equity of 14.07% for the three months ended December 31, 2012.

For 2013, our adjusted return on average assets was 0.92% and adjusted return on average equity was 8.27%, before non-recurring merger-related expenses, compared with an adjusted return on average assets of 1.24% and an adjusted return on average equity of 13.27% for 2012, before a non-recurring bargain purchase gain and merger-related expenses.

Steven R. Gardner, President and Chief Executive Officer of the Company, commented on the results, “We delivered a solid quarter of financial performance and continued to make progress on leveraging our capital, deploying excess liquidity and improving our mix of earning assets.  As a result, we were able to improve our earnings compared to the prior quarter.”

“We are pleased with the strong, well-diversified loan growth we are producing, which can be attributed to the high performing sales culture we continue to refine and develop throughout the Bank’s various business lines.  We generated total loan growth of 35% on an annualized basis during the quarter, driven by increases in construction, C&I, SBA, HOA, warehouse and CRE lending.  During the quarter, we originated a total of $188.5 million in new loan commitments with a weighted average rate of 4.92%, compared to the prior quarter of $102.7 million with a weighted average rate of 4.67%.  Given our strong loan growth we decided to raise pricing on all investor owned CRE loans which helped to increase the yield on newly originated loans and will benefit the net interest margin in future periods”

“In addition to our strong organic growth, we were able to identify another attractive acquisition in Infinity Franchise Holdings, a national lender to franchisees in the quick service restaurant industry, which we expect to close on or about January 30, 2014.  Infinity Franchise Holdings provides us with another vehicle for growing our commercial lending platform with assets that generate attractive risk-adjusted yields, while also further diversifying our loan portfolio from both an industry and a geographic perspective.  We anticipate adding approximately $80 million of loans in connection with the acquisition of Infinity Franchise Holdings.”

“Looking ahead to 2014, we feel confident that we can continue to gain market share in Southern California, while also growing nationally with our HOA and SBA lending platforms and, following our acquisition of Infinity Franchise Holdings, our franchise lending business,” said Mr. Gardner.

Net Interest Income and Net Interest Margin

Net interest income totaled $16.7 million in the fourth quarter of 2013, up $1.7 million or 11.0% from the third quarter of 2013.  The increase in net interest income reflected an increase in net interest margin of 39 basis points to 4.32% and an increase in average interest-earning assets of $14.1 million.  The increase in the net interest margin was primarily due to leveraging our liquidity through funding higher yielding loans in the fourth quarter of 2013 and a $715,000 discount recognized from a loan payoff during the fourth quarter of 2013 that equated to 18 basis points of net interest margin benefit.  The increase in average interest-earning assets during the fourth quarter of 2013 was primarily related to an increase in our average loan portfolio of $141.3 million, partially offset by a decrease in average cash and cash equivalents of $63.9 million and investment securities of $63.4 million.

Net interest income for the fourth quarter of 2013 increased $4.0 million or 32.0% compared to the fourth quarter of 2012.  The increase was primarily related to an increase in interest-earning assets of $495.8 million, primarily related to the acquisition of San Diego Trust and First Associations banks in the first and second quarters, respectively, of 2013 and organic loan growth.  The increase was partially offset by a lower net interest margin which decreased 56 basis points from the fourth quarter of 2012 to the fourth quarter of 2013.  The decrease in the net interest margin was related to the rate on interest-earning assets decreasing more rapidly than the cost of interest-bearing liabilities.

For 2013, net interest income totaled $58.2 million, up $12.4 million or 27.0% over net interest income in 2012.  The increase reflected an increase in interest-earning assets of $400.0 million, partially offset by a decrease in the net interest margin of 44 basis points to 4.18%.  The increase in interest-earning assets was primarily related to the acquisitions of San Diego Trust and First Associations and our organic loan growth.  The decrease in net interest margin is mainly attributable to a decrease in yield on average interest-earning assets of 78 basis points, primarily from a higher mix of lower yielding investment securities and cash, which were acquired in our acquisitions of San Diego Trust and First Associations banks, and a decrease in our loan portfolio yield.  The weighted average loan portfolio rate at the end of 2013 was 4.95%, 49 basis points lower than the weighted average loan portfolio rate at the end of 2012 and primarily reflected lower rates on loan originations during the period.  Partially offsetting the lower yield on average interest-earning assets was a decrease in deposit costs of 34 basis points primarily resulting from an improved mix of lower cost deposits acquired from San Diego Trust and First Associations and lower pricing on certificates of deposit.

Provision for Loan Losses

We recorded a $596,000 provision for loan losses during the fourth quarter of 2013, up from $646,000 for the third quarter of 2013 and up from $606,000 for the fourth quarter of 2012.  The increase in the provision for loan losses in the fourth quarter of 2013 was mainly attributable to the growth in our loan portfolio.  Net loan charge-offs amounted to $390,000 in the fourth quarter of 2013, down $256,000 from the third quarter of 2013, but up $120,000 from the fourth quarter of 2012.  All of the charge-offs in the fourth quarter of 2013 were attributable to loans that we acquired from our FDIC-assisted transactions.

For 2013, we recorded a $1.9 million provision for loan losses, up from $751,000 recorded in 2012.  The $1.1 million increase in the provision for loan losses was primarily attributable to the growth in our loan portfolio during the period, including the loans acquired from San Diego Trust and First Associations.  Net loan charge-offs for 2013 amounted to $1.7 million, up from $1.3 million in 2012.  Charge-offs in 2013 were primarily attributable to loans that we acquired from our FDIC-assisted transactions.

Noninterest income

Noninterest income for the fourth quarter of 2013 was $2.6 million, up $296,000 or 12.8% from the third quarter of 2013.  The increase from the prior quarter was principally related to higher gains on the sale of loans of $319,000 and loan servicing fees of $74,000, partially offset by lower gains on the sales of investment securities of $134,000.  During the fourth quarter of 2013, we sold $10.9 million in Small Business Administration (“SBA”) loans, resulting in a 10% overall premium, and $7.1 million in commercial real estate loans.

Compared to the fourth quarter of 2012, noninterest income for the fourth quarter of 2013 decreased by $577,000 or 18.1%.  The decrease was primarily related to a decline in realized gains from the sales of investment securities of $751,000 and a decline in other income of $519,000.  The lower other income was primarily related to a net gain of $597,000 from the sale of our corporate offices and associated fixed assets that occurred in the fourth quarter of 2012.

For 2013, noninterest income totaled $9.1 million, down from $12.6 million recorded in 2012.  The decrease was primarily related to the one-time bargain purchase gain of $5.3 million recorded from the acquisition of Palm Desert National in 2012, the net gain of $597,000 from the above mentioned sale of our corporate offices and lower net gains from the sale of investment securities of $409,000, partially offset by an increase in gain on sale of loans of $2.6 million.

Noninterest Expense

Noninterest expense totaled $12.0 million for the fourth quarter of 2013, up $238,000 or 2.0%, compared with the third quarter of 2013.  The increase was primarily related to an increase in compensation and benefits costs of $338,000; non-recurring merger-related expenses of $203,000 associated with the pending acquisition of Infinity Franchise Holdings, LLC (“Infinity Holdings”); and an increase in deposit expenses of $149,000.  Partially offsetting these increases were decreases in legal, audit and professional fees of $339,000 and other expense of $145,000.

Compared to the fourth quarter of 2012, noninterest expense for the fourth quarter of 2013 increased by $3.0 million or 33.8%.  The increase in expense was primarily related to the acquisitions of San Diego Trust and First Associations in the first half of 2013 together with our organic growth.

For 2013, noninterest expense totaled $50.8 million, up $19.0 million or 59.5% from 2012.  The increase included non-recurring merger-related expenses of $6.9 million in 2013, compared to $500,000 in 2012.  Excluding other real estate owned operations and legal, audit and professional expense, each of the other categories of noninterest expense increased in 2013 primarily due to costs associated with the acquisitions of San Diego Trust and First Associations and costs associated with the expansion of our lending platform to increase loan production.

Our Company’s efficiency ratio was 60.45%, 67.72%, and 55.09% for the quarters ended December 31, 2013, September 30, 2013, and December 31, 2012, respectively.  Our efficiency ratio was 64.68% for the year ended December 31, 2013, compared to 57.41% for 2012.

Income Tax

For the fourth quarter of 2013, our effective tax rate was 37.0%, compared with a 37.6% for the third quarter of 2013 and 38.8% for the fourth quarter of 2012.  For 2013, our effective tax rate was 38.3%, compared with 38.8% in 2012.

Assets and Liabilities

At December 31, 2013, assets totaled $1.7 billion, up $145.2 million or 9.3% from September 30, 2013 and $540.4 million or 46.0% from December 31, 2012.  The increase in assets during the fourth quarter of 2013 was primarily related to increases in loans held for investment of $101.1 million, cash and cash equivalents of $65.4 million and Federal Home Loan Bank (“FHLB”) stock of $4.6 million, partially offset by a decrease in investment securities available for sale of $26.8 million.  The increase in assets since year-end 2012 was primarily related to the acquisition of First Associations, which added assets at the acquisition date of $394.1 million, partially offset by $78.5 million of First Associations deposits held by the Bank prior to the acquisition; the acquisition of San Diego Trust, which added assets at the acquisition date of $201.1 million; and an increase in borrowings of $88.6 million primarily to increase cash in anticipation of consummating the acquisition of Infinity Holdings and to fund organic loan growth.  Partially offsetting these increases in assets was the liquidity used to primarily reduce higher-cost deposits by $90.2 million.

Investment securities available for sale totaled $256.1 million at December 31, 2013, down $26.8 million or 9.5% from September 30, 2013, but up $172.0 million or 204.6% from December 31, 2012.  The decrease in securities during the fourth quarter of 2013 was primarily due to the sale of investment securities totaling $21.6 million, partially offset by the purchase of $2.5 million of investment securities.  The increase in securities since year-end 2012 was primarily due to the First Associations acquisition in March 2013, which added $222.4 million of investment securities at the acquisition date, the San Diego Trust acquisition in June 2013, which added $124.8 million at the acquisition date, and purchases of $101.3 million of investment securities, partially offset by the sale of $232.5 million of securities and principal pay downs of $33.7 million.  The purchase of investment securities primarily related to investing excess liquidity from our bank acquisitions, while the sales were made to help fund loan production and improve our interest-earning asset mix by redeploying investment securities dollars into loans.

Net loans held for investment totaled $1.2 billion at December 31, 2013, an increase of $100.9 million or 8.9% from September 30, 2013, and an increase of $257.7 million or 26.5% from December 31, 2012.  The increase in loan balances from the end of the third quarter of 2013 was primarily related to increases in warehouse facilities of $38.4 million, commercial non-owner occupied loans of $28.6 million, commercial and industrial loans of $13.3 million, multi-family loans of $14.8 million and construction of $10.2 million, partially offset by a decrease in one-to-four family loans of $7.4 million.  During the fourth quarter of 2013, we added three new commitments on our warehouse repurchase facility credits, although the overall commitment level decreased by $8.5 million to a total of $295.0 million.  The end of period utilization rates for the warehouse repurchase facility credits increased from 16.2% at September 30, 2013 to 29.7% at December 31, 2013.  The increase in loans from December 31, 2012 included $26.4 million in loans from the First Associations acquisition and $42.4 million in loans from the San Diego Trust acquisition, and was primarily associated with increases in real estate loan of $217.0 million, commercial owner occupied loans of $70.2 million and commercial and industrial loans of $71.7 million compared to year-end 2012.  Partially offsetting these increases was a decrease in warehouse facility loans of $108.2 million.

Loan activity during the fourth quarter of 2013 included loan originations of $188.5 million and loan purchases of $13.2 million, partially offset by loan repayments of $69.4 million, an increase in undisbursed loan funds of $13.9 million and loan sales of $18.0 million.  During the fourth quarter of 2013, our loan originations were well diversified across loan type and included $59.2 million in commercial non-owner occupied loans, $30.6 million in construction loans, $26.2 million in commercial and industrial loans, $24.9 million in multifamily loans, $15.0 million in SBA loans, $15.0 million in warehouse facility loans, $9.5 million in homeowners’ association loans and $6.8 million in commercial owner occupied loans.  Loan originations for the fourth quarter of 2013 had a weighted average rate of 4.92%, compared to a weighted average rate of 4.67% in the previous quarter.  At December 31, 2013, our loan to deposit ratio was 95.2%, up from 88.9% at September 30, 2013, but down from 109.0% at December 31, 2012.

December 31, 2013 deposits totaled $1.3 billion, up $22.2 million or 1.73% from September 30, 2013 and up $401.5 million or 44.4% from December 31, 2012.  During the fourth quarter of 2013, we had an increase in retail certificates of deposit of $28.6 million, checking of $14.1 million and noninterest bearing checking of $3.1 million, partially offset by decreases in money market accounts of $19.3 million and savings of $4.5 million.  The increase in deposits since year-end 2012 was primarily related to the San Diego Trust and First Associations acquisitions.  In the first quarter of 2013, the First Associations acquisition added deposits of $356.8 million at a cost of 21 basis points at the acquisition date.  In the second quarter of 2013, the San Diego Trust acquisition added deposits of $183.9 million at a cost of 23 basis points at the acquisition date.  Excluding the acquired deposits and $49.0 million of First Associations’ deposits held at December 31, 2012, we had an adjusted net decrease in deposits of $90.2 million in 2013, which primarily resulted from lowering our pricing on certificates of deposits, resulting in a desired runoff upon maturity.

These deposit changes have decreased the mix of our transaction accounts to 75.9% at December 31, 2013, down from 77.7% at September 30, 2013, but up from 60.1% at year-end 2012.  The total end of period weighted average cost of deposits at December 31, 2013 was 0.33%, up from 0.30% at September 30, 2013, but down from 0.51% at December 31, 2012.

At December 31, 2013, total borrowings amounted to $214.4 million, up $117.6 million or 121.5% from September 30, 2013 and up $88.6 million or 70.4% from December 31, 2012.  The increase in borrowings at December 31, 2013 from both periods was primarily related to an increase in FHLB overnight advances taken out to fund our organic loan growth. Additionally, relative to year-end 2012, repurchase agreement debt increased $18.6 million, which was related to our homeowners’ association business.  At December 31, 2013, total borrowings represented 12.5% of total assets and had an end of period weighted average cost of 0.63%, compared with 6.2% of total assets at a weighted average cost of 1.32% at September 30, 2013, and 10.7% of total assets at a weighted average cost of 1.19% at December 31, 2012.

Asset Quality

At December 31, 2013, nonperforming assets totaled $3.4 million or 0.20% of total assets, up from $2.3 million or 0.15% of total assets at September 30, 2013, but down from $4.5 million or 0.38% of total assets at December 31, 2012.  During the fourth quarter of 2013, nonperforming loans increased $1.1 million to total $2.3 million and other real estate owned remained unchanged at $1.2 million.

At December 31, 2013, our allowance for loan losses was $8.2 million, up $200,000 from September 30, 2013 and December 31, 2012.  At December 31, 2013, our allowance for loan losses as a percent of nonaccrual loans was 364.3%, down from 693.3% at September 30, 2013, but up from 362.4% at December 31, 2012.  At December 31, 2013, the ratio of allowance for loan losses to total gross loans was 0.66%, down from 0.70% at September 30, 2013 and 0.81% at December 31, 2012.  Including the loan fair market value discounts recorded in connection with our acquisitions, the allowance for loan losses to total gross loans ratio was 0.93% at December 31, 2013, compared with 1.06% at September 30, 2013 and 1.34% at December 31, 2012.

Capital Ratios

At December 31, 2013, our ratio of tangible common equity to total assets was 8.94%, with a tangible book value of $9.08 per share and a book value per share of $10.52.

At December 31, 2013, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.03%, tier 1 risked-based capital of 12.34% and total risk-based capital of 12.97%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.00% for tier 1 risked-based capital and 10.00%, for total risk-based capital.  At December 31, 2013, the Company had a ratio for tier 1 leverage capital of 10.29%, tier 1 risked-based capital of 12.54% and total risk-based capital of 13.17%.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on January 22, 2014 to discuss its financial results.  Analysts and investors may participate in the question-and-answer session.  The conference call will be webcast live on the Investor Relations section of the Company’s website www.ppbi.com and an archived version of the webcast will be available in the same location shortly after the live call has ended.  The conference call can be accessed by telephone at (877) 941-0844, conference ID 4661960 or “Pacific Premier Bancorp.”  Additionally a telephone replay will be made available through January 29, 2014 at (800) 406-7325, conference ID 4661960.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks in Southern California.  Pacific Premier Bank is a business bank primarily focused on serving small- and medium-sized businesses in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego.  The Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations nationwide.  Pacific Premier Bank serves its customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach and one office in Dallas, Texas.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2012 Annual Report on Form 10-K, as amended, of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
ASSETS	2013	2013	2013	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Cash and due from banks	$126,787	$61,393	$103,946	$99,431	$59,325
Federal funds sold	26	26	26	27	27
Cash and cash equivalents	126,813	61,419	103,972	99,458	59,352
Investment securities available for sale	256,089	282,846	313,047	301,160	84,066
FHLB/Federal Reserve Bank/TIB stock, at cost	15,450	10,827	11,917	10,974	11,247
Loans held for sale, net	3,147	3,176	3,617	3,643	3,681
Loans held for investment	1,240,123	1,138,969	1,055,430	941,828	982,207
Allowance for loan losses	(8,200)	(7,994)	(7,994)	(7,994)	(7,994)
Loans held for investment, net	1,231,923	1,130,975	1,047,436	933,834	974,213
Accrued interest receivable	6,254	5,629	5,766	4,898	4,126
Other real estate owned	1,186	1,186	1,186	1,561	2,258
Premises and equipment	9,864	9,829	9,997	8,862	8,575
Deferred income taxes	8,173	9,029	8,644	2,646	6,887
Bank owned life insurance	24,051	23,862	23,674	17,701	13,485
Intangible assets	6,628	6,881	7,135	4,463	2,626
Goodwill	17,428	17,428	18,234	11,854	-
Other assets	7,181	5,933	3,833	5,601	3,276
TOTAL ASSETS	$1,714,187	$1,569,020	$1,558,458	$1,406,655	$1,173,792
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$366,755	$363,606	$345,063	$316,536	$213,636
Interest bearing	939,531	920,528	969,126	869,183	691,132
Total deposits	1,306,286	1,284,134	1,314,189	1,185,719	904,768
FHLB advances and other borrowings	204,091	86,474	48,082	44,191	115,500
Subordinated debentures	10,310	10,310	10,310	10,310	10,310
Accrued expenses and other liabilities	18,274	16,948	17,066	8,846	8,697
TOTAL LIABILITIES	1,538,961	1,397,866	1,389,647	1,249,066	1,039,275
STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value; 25,000,000 shares authorized; shares issued and outstanding of 16,656,279, 16,641,991, 16,635,786, 15,437,531 and 13,661,648 at December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively	166	166	166	154	137
Additional paid-in capital	143,322	143,014	142,759	128,075	107,453
Retained earnings	34,815	30,611	27,545	27,794	25,822
Accumulated other comprehensive income (loss), net of tax (benefit) of ($2,152), ($1,843), ($1,160), $1,095 and $772 at December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, respectively	(3,077)	(2,637)	(1,659)	1,566	1,105
TOTAL STOCKHOLDERS’ EQUITY	175,226	171,154	168,811	157,589	134,517
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,714,187	$1,569,020	$1,558,458	$1,406,655	$1,173,792

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
INTEREST INCOME	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Loans	$16,303	$14,420	$13,477	$57,807	$49,659
Investment securities and other interest-earning assets	1,670	1,954	682	5,711	3,288
Total interest income	17,973	16,374	14,159	63,518	52,947
INTEREST EXPENSE
Deposits	968	1,045	1,206	4,065	5,853
FHLB advances and other borrowings	262	244	253	984	970
Subordinated debentures	77	77	79	307	326
Total interest expense	1,307	1,366	1,538	5,356	7,149
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	16,666	15,008	12,621	58,162	45,798
PROVISION FOR LOAN LOSSES	596	646	606	1,860	751
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	16,070	14,362	12,015	56,302	45,047
NONINTEREST INCOME
Loan servicing fees	311	237	326	1,192	941
Deposit fees	491	485	481	1,873	1,940
Net gain from sales of loans	1,301	982	659	3,228	628
Net gain from sales of investment securities	171	305	922	1,544	1,953
Other-than-temporary impairment recovery (loss) on investment securities, net	15	16	(41)	(4)	(159)
Gain on FDIC transaction	-	-	-	-	5,340
Other income	328	296	847	1,260	1,929
Total noninterest income	2,617	2,321	3,194	9,093	12,572
NONINTEREST EXPENSE
Compensation and benefits	6,286	5,948	4,447	23,018	16,166
Premises and occupancy	1,575	1,600	1,148	5,797	4,070
Data processing and communications	866	824	600	3,080	2,016
Other real estate owned operations, net	8	(1)	672	618	1,653
FDIC insurance premiums	212	201	172	749	638
Legal, audit and professional expense	340	679	623	1,863	2,134
Marketing expense	311	307	154	1,088	858
Office and postage expense	353	375	218	1,313	830
Loan expense	295	282	280	1,009	912
Deposit expense	646	497	53	1,818	189
Merger related expense	203	-	-	6,926	500
Other expense	914	1,059	610	3,536	1,888
Total noninterest expense	12,009	11,771	8,977	50,815	31,854
NET INCOME BEFORE INCOME TAX	6,678	4,912	6,232	14,580	25,765
INCOME TAX	2,474	1,846	2,421	5,587	9,989
NET INCOME	$4,204	$3,066	$3,811	$8,993	$15,776

EARNINGS PER SHARE
Basic	$0.26	$0.19	$0.33	$0.57	$1.49
Diluted	$0.24	$0.18	$0.32	$0.54	$1.44

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	16,648,676	16,640,471	11,282,433	15,798,885	10,571,073
Diluted	17,486,083	17,482,230	11,801,197	16,609,954	10,984,034

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012

Profitability and Productivity
Net interest margin	4.32%	3.93%	4.88%	4.18%	4.62%
Noninterest expense to average total assets	2.99	2.99	3.33	3.53	3.07
Efficiency ratio (1)	60.45	67.72	55.09	64.68	57.41
Return on average assets	1.05	0.78	1.42	0.62	1.52
Return on average equity	9.69	7.29	14.07	5.61	16.34

Asset and liability activity
Loans originated and purchased	$201,633	$227,148	$161,110	$734,482	$503,693
Repayments	(69,389)	(32,856)	(49,797)	(180,864)	(184,580)
Loans sold	(17,995)	(11,502)	(13,827)	(36,717)	(28,217)
Increase in loans, net	100,919	83,098	121,451	257,176	247,827
Increase in assets	145,167	10,562	84,456	540,395	212,664
Increase (decrease) in deposits	22,152	(30,055)	8,898	401,518	75,891
Increase in borrowings	117,617	38,392	40,000	88,591	87,000

(1) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	Average Balance Sheet
	Three Months Ended			Three Months Ended			Three Months Ended
	December 31, 2013			September 30, 2013			December 31, 2012
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$62,647	$24	0.15%	$126,503	$64	0.20%	$41,867	$14	0.13%
Federal funds sold	26	-	0.00%	26	-	0.00%	27	-	0.00%
Investment securities	283,334	1,646	2.32%	346,737	1,890	2.18%	120,787	668	2.21%
Loans receivable, net (1)	1,183,209	16,303	5.47%	1,041,871	14,420	5.49%	870,782	13,477	6.19%
Total interest-earning assets	1,529,216	17,973	4.67%	1,515,137	16,374	4.29%	1,033,463	14,159	5.48%
Noninterest-earning assets	78,684			61,873			43,352
Total assets	$1,607,900			$1,577,010			$1,076,815
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$119,092	$41	0.14%	$109,775	$38	0.14%	$14,069	$4	0.11%
Money market	428,363	307	0.28%	445,717	313	0.28%	213,100	192	0.36%
Savings	76,980	28	0.14%	80,298	31	0.15%	78,195	47	0.24%
Time	294,292	592	0.80%	316,931	663	0.83%	378,068	963	1.01%
Total interest-bearing deposits	918,727	968	0.42%	952,721	1,045	0.44%	683,432	1,206	0.70%
FHLB advances and other borrowings	122,786	262	0.85%	66,284	244	1.46%	50,576	253	1.99%
Subordinated debentures	10,310	77	2.96%	10,310	77	2.96%	10,310	79	3.05%
Total borrowings	133,096	339	1.01%	76,594	321	1.66%	60,886	332	2.17%
Total interest-bearing liabilities	1,051,823	1,307	0.49%	1,029,315	1,366	0.53%	744,318	1,538	0.82%
Noninterest-bearing deposits	364,735			362,442			217,436
Other liabilities	17,887			16,974			6,725
Total liabilities	1,434,445			1,408,731			968,479
Stockholders' equity	173,455			168,279			108,336
Total liabilities and equity	$1,607,900			$1,577,010			$1,076,815
Net interest income		$16,666			$15,008			$12,621
Net interest rate spread (2)			4.18%			3.76%			4.66%
Net interest margin (3)			4.32%			3.93%			4.88%
Ratio of interest-earning assets to interest-bearing liabilities			145.39%			147.20%			138.85%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION

	Average Balance Sheet
	Twelve Months Ended			Twelve Months Ended
	December 31, 2013			December 31, 2012
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$93,272	$184	0.20%	$63,485	$110	0.17%
Federal funds sold	26	-	0.00%	27	-	0.00%
Investment securities	266,854	5,527	2.07%	142,534	3,178	2.23%
Loans receivable, net (1)	1,031,740	57,807	5.60%	785,880	49,659	6.32%
Total interest-earning assets	1,391,892	63,518	4.56%	991,926	52,947	5.34%
Noninterest-earning assets	49,663			44,203
Total assets	$1,441,555			$1,036,129
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$94,718	$116	0.12%	$56,061	$82	0.15%
Money market	367,769	1,017	0.28%	166,787	724	0.43%
Savings	78,815	123	0.16%	86,619	269	0.31%
Time	325,439	2,809	0.86%	411,442	4,778	1.16%
Total interest-bearing deposits	866,741	4,065	0.47%	720,909	5,853	0.81%
FHLB advances and other borrowings	71,447	984	1.38%	37,654	970	2.58%
Subordinated debentures	10,310	307	2.98%	10,310	326	3.16%
Total borrowings	81,757	1,291	1.58%	47,964	1,296	2.70%
Total interest-bearing liabilities	948,498	5,356	0.56%	768,873	7,149	0.93%
Noninterest-bearing deposits	318,985			160,851
Other liabilities	13,681			9,848
Total liabilities	1,281,164			939,572
Stockholders' equity	160,391			96,557
Total liabilities and equity	$1,441,555			$1,036,129
Net interest income		$58,162			$45,798
Net interest rate spread (2)			4.00%			4.41%
Net interest margin (3)			4.18%			4.62%
Ratio of interest-earning assets to interest-bearing liabilities			146.75%			129.01%

(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Loan Portfolio
Business loans:
Commercial and industrial	$187,035	$173,720	$146,240	$140,592	$115,354
Commercial owner occupied (1)	221,089	222,162	201,802	166,571	150,934
SBA	10,659	6,455	5,820	5,116	6,882
Warehouse facilities	87,517	49,104	135,317	138,935	195,761
Real estate loans:
Commercial non-owner occupied	333,544	304,979	295,767	256,015	253,409
Multi-family	233,689	218,929	172,797	139,100	156,424
One-to-four family (2)	145,235	152,667	84,672	87,109	97,463
Construction	13,040	2,835	2,135	-	-
Land	7,605	7,371	10,438	7,863	8,774
Other loans	3,839	3,793	4,969	4,690	1,193
Total gross loans (3)	1,243,252	1,142,015	1,059,957	945,991	986,194
Less loans held for sale, net	(3,147)	(3,176)	(3,617)	(3,643)	(3,681)
Total gross loans held for investment	1,240,105	1,138,839	1,056,340	942,348	982,513
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	18	130	(910)	(520)	(306)
Allowance for loan losses	(8,200)	(7,994)	(7,994)	(7,994)	(7,994)
Loans held for investment, net	$1,231,923	$1,130,975	$1,047,436	$933,834	$974,213

Asset Quality
Nonaccrual loans	$2,251	$1,153	$2,032	$3,102	$2,206
Other real estate owned	1,186	1,186	1,186	1,561	2,258
Nonperforming assets	$3,437	$2,339	$3,218	$4,663	$4,464
Allowance for loan losses	8,200	7,994	7,994	7,994	7,994
Allowance for loan losses as a percent of total nonperforming loans	364.28%	693.32%	393.41%	257.70%	362.38%
Nonperforming loans as a percent of gross loans	0.18	0.10	0.19	0.33	0.22
Nonperforming assets as a percent of total assets	0.20	0.15	0.21	0.33	0.38
Net loan charge-offs for the quarter ended	$390	$646	$322	$296	$270
Net loan charge-offs for quarter to average total loans, net	0.13%	0.25%	0.13%	0.13%	0.12%
Allowance for loan losses to gross loans	0.66	0.70	0.75	0.85	0.81

Delinquent Loans:
30 - 59 days	$969	$724	$669	$58	$106
60 - 89 days	-	214	580	1,077	303
90+ days (4)	1,143	111	1,073	1,881	482
Total delinquency	$2,112	$1,049	$2,322	$3,016	$891
Delinquency as a % of total gross loans	0.17%	0.09%	0.22%	0.32%	0.09%

(1) Majority secured by real estate.
(2) Includes second trust deeds.
(3) Total gross loans for December 31, 2013 are net of the unaccreted mark-to-market discounts on Canyon National loans of $1.9 million, on Palm Desert National loans of $2.5 million, and on San Diego Trust loans of $209,000 and of the mark-to-market premium on First Associations loans of $67,000.

(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012
Deposit Accounts
Noninterest-bearing	$366,755	$363,606	$345,063	$316,536	$213,636
Interest-bearing:
Checking	120,886	106,740	124,790	115,541	14,299
Money market	427,577	446,885	425,884	323,709	236,206
Savings	76,412	80,867	81,277	80,578	79,420
Time	314,656	286,036	337,175	349,355	361,207
Total interest-bearing	939,531	920,528	969,126	869,183	691,132
Total deposits	$1,306,286	$1,284,134	$1,314,189	$1,185,719	$904,768

Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio	10.03%	10.02%	10.97%	12.55%	12.07%
Tier 1 risk-based capital ratio	12.34%	13.28%	13.34%	14.43%	12.99%
Total risk-based capital ratio	12.97%	13.96%	14.07%	15.23%	13.79%

Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio	10.29%	10.19%	11.15%	12.84%	12.71%
Tier 1 risk-based capital ratio	12.54%	13.48%	13.54%	14.61%	13.61%
Total risk-based capital ratio	13.17%	14.16%	14.27%	15.40%	14.43%
Tangible common equity ratio (1)	8.94%	9.51%	9.36%	10.16%	11.26%

Share Data
Book value per share	$10.52	$10.28	$10.15	$10.21	$9.85
Tangible book value per share (1)	9.08	8.82	8.62	9.15	9.65
Closing stock price	15.74	13.42	12.22	13.15	10.24

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
STATISTICAL INFORMATION
(dollars in thousands, except per share data)

GAAP Reconciliations

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	December 31,	September 30,	June 30,	March 31,	December 31,
	2013	2013	2013	2013	2012

Total stockholders' equity	$175,226	$171,154	$168,811	$157,589	$134,517
Less: Intangible assets	(24,056)	(24,309)	(25,369)	(16,317)	(2,626)
Tangible common equity	$151,170	$146,845	$143,442	$141,272	$131,891

Book value per share	$10.52	$10.28	$10.15	$10.21	$9.85
Less: Intangible book value per share	(1.44)	(1.46)	(1.53)	(1.06)	(0.20)
Tangible book value per share	$9.08	$8.82	$8.62	$9.15	$9.65

Total assets	$1,714,187	$1,569,020	$1,558,458	$1,406,655	$1,173,792
Less: Intangible assets	(24,056)	(24,309)	(25,369)	(16,317)	(2,626)
Tangible assets	$1,690,131	$1,544,711	$1,533,089	$1,390,338	$1,171,166

Tangible common equity ratio	8.94%	9.51%	9.36%	10.16%	11.26%

For 2013 and 2012, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets and adjusted return on average equity are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding non-recurring merger related expenses in both 2013 and 2012 results and a non-recurring bargain purchase gain from the 2012 results. Management believes that the exclusion of such non-recurring items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	December 31,	December 31,
	2013	2012

Net income	$8,993	$15,776
Plus merger related expenses / less bargain purchase gain, net of tax	4,272	(2,964)
Adjusted net income	$13,265	$12,812

Diluted earnings per share	$0.54	$1.44
Plus merger related expenses / less bargain purchase gain, net of tax	0.26	(0.27)
Adjusted diluted earnings per share	$0.80	$1.17

Return on average assets	0.62%	1.52%
Plus merger related expenses / less bargain purchase gain, net of tax	0.30	(0.28)
Adjusted return on average assets	0.92%	1.24%

Return on average equity	5.61%	16.34%
Plus merger related expenses / less bargain purchase gain, net of tax	2.66	(3.07)
Adjusted return on average equity	8.27%	13.27%